Danimer Scientific Announces Third Quarter 2021 Results

BAINBRIDGE, GA – November 15, 2021 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, announced today its financial results for the third quarter ended September 30, 2021.

Stephen E. Croskrey, Chairman and Chief Executive Officer of Danimer commented, “The third quarter marked another period of continued progress on our path to deliver best-in-class solutions for biodegradable packaging and other products which address the global plastic waste crisis. During the quarter, we executed further on several key objectives, including the initial integration of our recent acquisition of Novomer, continued application development work as well as negotiating development and supply agreements with our blue-chip customers. We remain on schedule with scaling up our Kentucky phase I operations in addition to the construction of our Kentucky facility phase II operations, and we now expect to break ground on our planned state-of-the-art greenfield facility in Bainbridge, Georgia, later this month. As we look to the remainder of the year, we are confident in the trajectory of our business and our ability to build further upon the strength of our leading application development expertise. We are excited by our progress year-to-date and believe we are still in the very early stages of an immense opportunity for long-term growth and value creation.”

Third Quarter 2021 Financial Highlights

•
Revenues increased 4% to $13.4 million compared to the third quarter of 2020, primarily driven by 10% growth in product revenue due to the scale up of PHA production for Phase 1 of the Kentucky facility brought on line in 2020. PHA-based product sales grew over 180% year-over-year, expanding to 32% of total revenue compared to 12% in the third quarter of 2020. Higher PHA-based revenue offset a decrease in PLA-based product sales, which resulted from PLA customer pre-buy activity during the prior year to protect against potential pandemic-related supply chain disruptions.

•
Gross profit was $(0.2) million compared to $3.6 million in the third quarter of 2020. Adjusted gross profit1 was $2.6 million compared to $4.6 million in the third quarter of 2020. Adjusted gross margin1 was 19.7% for the third quarter of 2021 and was 35.8% in the third quarter of 2020, primarily due to elevated fixed-cost absorption as production scales up at the Kentucky facility. The Company expects the average cost per unit at its existing facilities to improve as PHA production continues to increase and efficiency measures are implemented. Adjusted gross profit excludes stock-based compensation, depreciation and rent expense.

•
Net income of $7.8 million included a $28.4 million non-cash gain related to the remeasurement of the Company’s private warrants for the third quarter 2021.

•
Adjusted EBITDA1 was a loss of $7.4 million in the third quarter of 2021 compared to a loss of $0.5 million in the third quarter of 2020, primarily due to the decline in gross profit as well as an increase in headcount and salaries to support future expansion plans. The third quarter of 2021 also included incremental expenses related to being a public company of $1.7 million, as well as approximately $750,000 of R&D and operating expenses related to Novomer, which the Company did not incur in the prior year period.

•
Adjusted EBITDAR1, which excludes rent expense primarily associated with the Company’s Kentucky facility and one of the Company's production facilities in Georgia, was a loss of $6.6 million, compared to gain of $0.5 million in the comparable prior year quarter.

(1)

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the “Non-GAAP Financial Measures” section of the release.

Acquisition Update

As previously disclosed in August 2021, Danimer completed the acquisition of Novomer, Inc. (“Novomer”), a leading developer of carbon efficient conversion catalyst and intelligent process design technology. Novomer leverages its proprietary thermocatalytic conversion technology, Novo22™, to produce chemical intermediates and polymers.

Utilizing Novo22™ conversion technology provides transformable, functional, and low net carbon inputs into the production of PHA-based resins and other biodegradable materials. Novomer develops high-performing, carbon-efficient, cost-effective polymers and chemicals, including poly(3-hydroxypropionate) (“p(3HP)” or “Rinnovo”), a type of polyhydroxyalkanoate (“PHA”), all of which can be sourced from renewable or non-renewable feedstocks. Novomer also has an extensive intellectual property portfolio with more than 100 issued patents and over 140 patents pending.

The addition of Novomer is expected to meaningfully reduce Danimer’s planned capital expenditures on a per-pound basis. Danimer believes that Rinnovo is highly complementary with Danimer’s inputs, and can be incorporated as a component in certain Danimer resins. PHA’s are a broad family of polymers which can be used for a multitude of applications wherein each can provide specific benefits. By incorporating Rinnovo into its customer solutions, Danimer expects to be able to produce its resins at a substantially lower average cost. Danimer expects to use these complementary technologies to meet an even broader range of customer needs and applications.

Business Updates

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In September, Danimer received a grant from United Soybean Board to expand research of high-oleic soybean oil in biodegradable plastic production.

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In September, Danimer and Chevron Phillips Chemical announced an alliance to develop technology for lower-cost biodegradable polymer manufacturing.

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In October, Danimer and Total Corbion PLA entered into a long-term collaborative arrangement for the supply of Luminy® PLA to enhance Danimer’s ability to fulfill customer needs for resins that require a blend of PLA and PHA-based inputs.

•
Construction of the Kentucky plant expansion is progressing ahead of schedule, and phase II is expected to come online in the second quarter of 2022.

•
Continued planning for state-of-the-art PHA greenfield facility located in Bainbridge, Georgia, which is now expected to break ground ahead of schedule in November 2021.

•
Following the Novomer acquisition, the Company expects to enhance its facility network through the construction of an initial Rinnovo plant, expected to come on-line by the first half of 2024.

Liquidity and Capital Resources

At September 30, 2021, the Company had total debt outstanding of $29.9 million and cash of $194.2 million. The Company had 100,324,315 common shares outstanding as of September 30, 2021.

Business Outlook

The Company expects to continue its acceleration of investments in headcount, inclusive of Novomer, to build out the operational platform and infrastructure needed to support its production capacity expansion and sales growth objectives. The Company continues to expect that improved operating rates will contribute to Adjusted EBITDA and cash flow from operations. Based on the timing of customer product launches, the Company continues to expect its second half 2021 revenue to be weighted towards the fourth quarter. The Company now expects full year capital expenditures to be in the range of $200 million to $210 million mainly due to the accelerated groundbreaking of the Company’s greenfield facility in Bainbridge, Georgia, as well as phase II construction moving faster than previously anticipated.

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, November 15, 2021, at 5:00 p.m. Eastern time to review third quarter 2021 results, discuss recent events and conduct a question-and-answer session. The live webcast will be available at www.danimerscientific.com in the Investor Relations section. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). A replay of the webcast will be available on the Company’s website.

About Danimer

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer now holds more than 390 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit www.DanimerScientific.com.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to our products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investors

ir@danimer.com

Phone: 229-220-1103

Media

Anthony Popiel
apopiel@daltonagency.com

Phone: 310-787-4807

Danimer Scientific, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands, except share data)	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$194,226	$377,581
Accounts receivable, net	12,832	6,605
Income tax receivable, net	1,073	-
Inventories	24,146	13,642
Prepaid expenses and other current assets	3,553	3,089
Contract assets	3,043	1,466
Total current assets	238,873	402,383

Property, plant and equipment, net	222,533	106,795
Intangible assets, net	86,663	1,801
Goodwill	66,581	-
Right-of-use assets	18,541	19,387
Leverage loans receivable	13,408	13,408
Restricted cash	2,071	2,316
Loan fees	1,427	-
Other assets	146	111
Total assets	$650,243	$546,201

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$20,379	$10,610
Accrued liabilities	8,561	9,220
Unearned revenue and contract liabilities	233	2,455
Current portion of lease liability	2,947	3,000
Current portion of long-term debt, net	334	25,201
Total current liabilities	32,454	50,486

Private warrants liability	30,910	82,860
Long-term lease liability, net	22,459	24,175
Long-term debt, net	29,536	31,386
Deferred income taxes	4,733	-
Other long-term liabilities	1,072	1,250
Total liabilities	$121,164	$190,157

Stockholders' equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized: 100,324,315 and 84,535,640 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	$10	$8
Additional paid-in capital	635,513	414,819
Accumulated deficit	(106,444)	(58,783)
Total stockholders’ equity	529,079	356,044
Total liabilities and stockholders’ equity	$650,243	$546,201

Danimer Scientific, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenue:
Products	$12,397	$11,249	$34,715	$31,004
Services	972	1,586	6,306	4,302
Total revenue	13,369	12,835	41,021	35,306

Costs and expenses:
Cost of revenue	13,601	9,188	37,786	25,058
Selling, general and administrative	26,592	3,370	55,791	9,178
Research and development	5,010	2,190	11,604	5,565
(Gain) loss on sale of assets	-	-	33	(9)
Total costs and expenses	45,203	14,748	105,214	39,792
Loss from operations	(31,834)	(1,913)	(64,193)	(4,486)

Nonoperating income (expense):
Gain on remeasurement of private warrants	28,392	-	6,435	-
Interest expense, net	(246)	(334)	(668)	(1,431)
Gain on forgiveness of debt	-	-	1,776	-
Loss on loan extinguishment	-	-	(2,604)	-
Other income (expense), net	90	108	170	297
Total nonoperating income (expense)	28,236	(226)	5,109	(1,134)
Loss before income taxes	(3,598)	(2,139)	(59,084)	(5,620)
Income taxes	11,423	-	11,423	-
Net income (loss)	$7,825	$(2,139)	$(47,661)	$(5,620)

Net income (loss) per share:
Basic net income (loss) per share	$0.08	$(0.07)	$(0.53)	$(0.20)
Diluted net income (loss) per share	$0.08	$(0.07)	$(0.53)	$(0.20)

Weighted average number of shares used to compute (1)
Basic net income (loss) per share	98,160,626	29,317,058	90,614,910	28,699,250
Dilutive effect of warrants and stock options	5,360,126	-	-	-
Diluted net income (loss) per share	103,520,752	29,317,058	90,614,910	28,699,250

(1) 2020 Amounts retroactively restated for Business Combination

Danimer Scientific, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net loss	$(47,661)	$(5,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on remeasurement of private warrants	(6,435)	-
Stock-based compensation	35,093	523
Depreciation and amortization	7,489	2,788
Deferred income taxes	(11,423)	-
Loss on write-off of deferred loan costs	1,900	-
Amortization of debt issuance costs and debt discounts	337	1,367
Single lease cost (benefit)	(942)	354
Gain on forgiveness of debt	(1,776)	-
Other	183	(9)
Interest incurred but not paid	-	610
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable, net	(6,331)	(2,629)
Inventories	(9,471)	(6,168)
Prepaid expenses and other current assets	(1,194)	(3,454)
Contract assets	(1,578)	(584)
Other assets	40	-
Accounts payable	887	2,388
Accrued and other long-term liabilities	(4,338)	1,763
Unearned revenue and contract liabilities	(2,221)	(1,744)
Net cash used in operating activities	(47,441)	(10,415)
Cash flows from investing activities:
Purchases of property, plant and equipment	(96,798)	(25,178)
Acquisition of Novomer, net of cash acquired	(151,179)	-
Proceeds from sales of property, plant and equipment	340	9
Net cash used in investing activities	(247,637)	(25,169)
Cash flows from financing activities:
Proceeds from exercise of warrants, net of issuance costs	138,196	-
Proceeds from exercise of stock options	2,676	331
Proceeds from long-term debt	169	4,416
Proceeds from employee stock purchase plan	106	-
Proceeds from issuance of common stock, net of issuance costs	(892)	29,002
Cash paid for debt issuance costs	(1,691)	(95)
Principal payments on long-term debt	(27,086)	(1,198)
Net cash provided by financing activities	111,478	32,456
Net decrease in cash and cash equivalents and restricted cash	(183,600)	(3,128)
Cash and cash equivalents and restricted cash-beginning of period	379,897	9,278
Cash and cash equivalents and restricted cash-end of period	$196,297	$6,150
Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$375	$628
Cash paid for operating leases	$2,380	$2,103
Supplemental non-cash disclosure
Changes in accounts payable and accrued liabilities related to purchase of property, plant and equipment	$9,880	$(5,070)

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures “Adjusted EBITDA”, “Adjusted EBITDAR”, “Adjusted Gross Profit” and "Adjusted Gross Margin". Danimer management views these metrics as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Adjusted EBITDAR is defined as Adjusted EBITDA plus rent expense.

Adjusted Gross Profit is defined as Gross Profit plus depreciation, stock-based compensation and rent expense.

Adjusted Gross Margin is defined as Adjusted Gross Profit divided by total revenue.

Danimer believes that each of Adjusted EBITDA, Adjusted EBITDAR, Adjusted Gross Profit and Adjusted Gross Margin is useful to investors in evaluating the Company’s performance because each measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes these non-GAAP metrics offers additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA, Adjusted EBITDAR, Adjusted Gross Profit and Adjusted Gross Margin should not be considered as an alternative to net income or loss as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA, Adjusted EBITDAR, Adjusted Gross Profit and Adjusted Gross Margin may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA, Adjusted EBITDAR, Adjusted Gross Profit and Adjusted Gross Margin differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA, Adjusted EBITDAR, Adjusted Gross Profit and

Adjusted Gross Margin exclude certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDAR, Adjusted Gross Profit and Adjusted Gross Margin and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results.

Danimer Scientific, Inc.

Reconciliation of Adjusted EBITDAR and Adjusted EBITDA to Net Income (Loss) (Unaudited)

(in thousands)	Three Months Ended September 30,
	2021	2020
Net Income (Loss)	$7,825	$(2,139)
Interest expense, net	246	334
Income tax benefit	(11,423)	-
Depreciation and amortization	3,179	979
Gain on remeasurement of private warrants	(28,392)	-
Stock-based compensation	15,157	221
Litigation and other legal related	235	-
Transaction related	3,051	247
Public company one-time transition costs	2,859	-
Other income, net	(90)	(108)

Adjusted EBITDA (1)	$(7,353)	$(465)
Rent	781	983
Adjusted EBITDAR	$(6,572)	$518

(1) May not foot due to rounding.

Reconciliation of Adjusted Gross Profit to Gross Profit (Unaudited)

(in thousands)	Three Months Ended September 30,
	2021	2020
Total revenue	$13,369	$12,835
Cost of revenue	13,601	9,188
Gross Profit	(232)	3,647
Depreciation	2,110	644
Rent	723	276
Stock-based compensation	28	34
Adjusted Gross Profit (1)	$2,629	$4,601

Adjusted Gross Margin	19.7%	35.8%

(1) May not foot due to rounding.